                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
             8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1 10 7/8% Senior Subordinated Notes due 2012 CUSIP Nos. 749564 AC 4 and
                                                                     U76218 AB 9

                               R.H. DONNELLEY INC.

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 26, 2003
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.

                                                             Senior Notes                        Senior Subordinated Notes
                                        --------------------------------------------------------------------------------------------
                                              Principal Amount of   Principal Amount of   Principal Amount of    Principal Amount of
                                                  Senior Notes         Senior Notes       Senior Subordinated    Senior Subordinated
Name of Selling Security Holder                     Owned                Offered             Notes Owned            Notes Offered
-----------------------------------------------------------------------------------------------------------------------------------
Aegon/Transamerica Fund Advisors/MFS
   High Yield ..........................                 --                    --            $  220,000            $  220,000
Citigroup Global Capital Markets .......         $  197,000            $  197,000             4,305,000             4,305,000
Deutsche Bank Securities Inc. ..........                 --                    --                50,000                50,000
Members High Income Fund ...............                 --                    --                25,000                25,000
MFS Meridian Strategic Income Fund .....                 --                    --               260,000               260,000
MFS Meridian U.S. High Yield Fund ......                 --                    --               135,000               135,000
MFS Variable Insurance Trust - MFS
   High Income Series ..................                 --                    --               115,000               115,000
MFS/Sun Life Series Trust - High
   Yield Series ........................                 --                    --               130,000               130,000
MFS/Sun Life Series Trust - Strategic
   Income Series .......................                 --                    --                85,000                85,000
SBL Fund - Series N(1) .................             25,000                25,000                50,000                50,000
State Employees' Retirement Fund of
   the State of Delaware ...............            150,000               150,000             2,325,000             2,325,000
Ultra Series High Income Fund ..........                 --                    --                30,000                30,000
United Food and Commercial Workers
   International Union - Industry
   Pension Fund(1) .....................                 --                    --                85,000                85,000
Wachovia Securities LLC ................                 --                    --               600,000               600,000


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(1)      The inclusion of this selling security holder in the prospectus supplement is intended to correct typographical and other inadvertent errors regarding the listing of such selling security holder's name. For such selling security holder, the information in this prospectus supplement supercedes the information included in the prospectus.